Exhibit 10.5

UNSECURED VARIABLE RATE LOAN CONTRACT

(proposed by the Bank)

ITP Impianti e Tecnologie
Di Processo SpA
Via Federico Zuccari, 4
00153 Rome

Unicredit Corporate Banking SpA
Treviglio premises – Bergamo branch

Treviglio, 7th April 2010

With regard to your request, we inform you that we are willing to grant you a loan with an overall value of Euro 1,500,000.00 (one million five-hundred thousand, hereinafter the “Reference Sum”) to be used for the acquisition of a stake in the company “BENELLI OIL AND GAS SRL” with headquarters in Bologna, Via del Tappezziere n. 4, fiscal code and VAT number 02928451208 at the terms and conditions envisaged by the present contract and “Summary document” which, once signed by the parties, will be attached to the present proposal to form an integral part thereof.

The parties acknowledge that the attached “Summary document” contains the economic conditions relating to the contract.

Art 1 – Purpose of the loan

For the purpose of the issuing of the loan “ITP IMPIANTI E TECNOLOGIE DI PROCESSO SPA”, with headquarters in Rome Via Federico Zuccari 4, fiscal code 06640441009 (hereinafter defined “Company”)  will present to “Unicredit Corporate Banking SpA” (hereinafter defined “Bank”) the complete documentation of the investment programme that is to be financed.

Art 2 – Issuing

The loan sum, net of the charges specified in the letter given to the Company, and in conformity with its instructions, is credited to the current account n. 0658 / 30105415 at the Treviglio premises- Bergamo branch of the bank, made out to the company, which provides confirmation of the receipt of this payment upon the conclusion of the present contract. The Company commits to keeping in place this current account until the repayment of the loan and will ensure that the necessary funds are present within it for the payment of the instalments and everything else that is due at the specified expiry dates, in accordance with the present contract.

Art 3 – Terms and means of repayment

The duration of the loan is fixed at 36 months (as well as a pre-amortisation period from the 7/4/2010 to the 30/4/2010).

The Company commits to repaying the loan sum within 36 months of the 1/5/2010 (start date of the repayment schedule of the loan) through (quarterly) instalments in arrears, to be paid without interruption, without the need for express requests by the Bank, in accordance with the above mentioned repayment schedule agreed between the parties, which will be signed by the parties and attached under the letter “A” of the present contract to form and integral and substantive part thereof.

The Bank may at its own discretion agree to modifications of the repayment plan.

The above mentioned (quarterly) instalments include the capital sum that is required to repay the entire sum with interest within the agreed period of 36 months.

From the 7/4/2010 until the 30/4/2010 (the day prior to the start of the repayment schedule) the Company will on a quarterly basis pay the pre-amortisation interest calculated as per art 4 below.

Art. 4 – Interest

For both the pre-amortisation period and repayment schedule, on the loan a variable interest rate will be applied quarterly at an initial rate of 2.90% nominal per annum, equal to the Euribor three month quotation multiplied by the coefficient of 365/360 - rounded up by 0.05% - that is in place for the value date 7/4/2010, with an annual interest rate increase of 225 basis points.

The above nominal interest rate which is payable quarterly corresponds to an actual annual interest rate of 2.93169%.

Please note that the value of the above parameter for today’s value date is equal to 0.635%.

As a result the Company acknowledges that the TAEG (annual percentage rate) relating to the present loan is equal to 3.86206%.

In the absence of the Euribor being reported by the EURIBOR PANEL STEETING COMMITTEE, the Euro LIBOR rate in London will be used.

In the case of delayed payment of any sum due for whatever reason to the Bank with regard to the present loan, even in the case of the operation of the acceleration clause or the termination of the contract, interest on late payment will accrue in favour of the Bank at the contractual rate increased by 200 basis points per annum.

No periodic capitalization will be applied on these interest charges.

Art 5 – Obligations

The Company is obliged to:

a) use the loan for the declared purposes;

b) reimburse the Bank for all taxes, duties and expenses of all types sustained or paid on its behalf, including the sums that the Bank has paid or has to pay for consultancy and assistance provided to it, including for court and out of court proceedings, with all guarantees acquired on the basis of the present loan remaining in place;

c) promptly report to the Bank any change to the legal or corporate composition (e.g. form, share capital, directors, statutory auditors, shareholders, as well as mergers, including by incorporation, demergers, break-ups, transfers) or the company’s administrative, economic and financial situation (e.g. issuing of bonds) as well as the economic and technical situation, as appears in the material and documents provided at the time the loan was requested, or any other facts which could modify the company’s current structure and organisation.

d) inform the Bank in advance of its intention to ask for other medium-long term financing from credit institutions or private individuals and in any case to not grant to third parties, following the date of the present contract, mortgages on its assets, on the basis of other financing, unless the Bank provides its prior written approval.

e) allow any type of administrative-technical enquiry or control and to provide the Bank with the documents specified in art 1 above and any others that it may ask for (financial statements, assembly minutes, etc).

f) ensure that for the duration of the contract the following economic and financial parameters are respected:

- official statutory financial statement at the 31/12/2009: minimum shareholders’ equity not less that Euro 4,500,000= (four-million five-hundred thousand=);

- official statutory financial statement at the 31/12/2010: minimum shareholders’ equity not less that Euro 5,500,000= (five-million five-hundred thousand=);

- official statutory financial statement at the 31/12/2011: minimum shareholders’ equity not less that Euro 6,500,000= (six-million five-hundred thousand=)

Art 6 – Acceleration clause – termination of the contract

The Bank will have the right to operate the acceleration clause where the circumstances in art 1186 of the Civil Code exist and may terminate the contract in accordance with art 1456 of the Civil Code if :

a) the Company used, even partially, the loan for purposes other than that for which it was granted;

b) the Company and any successors or assigns fail to promptly pay even one repayment instalment of the loan and anything else due to the Bank on the basis of the loan for whatever reason (e.g. capital, interest, commission, expenses, including legal expenses, taxes, duties, etc);

c) the documentation specified in art 1 is not produced;

d) any preventive or enforcement measures are promoted against the Company or the latter is declared insolvent or, for whatever reason or event (e.g. protested bills, commencement of insolvency proceedings, any change of the legal and company composition – for and share capital, directors, statutory auditors, shareholders, as well as mergers, including by incorporation, demergers, break-ups, transfers) or the company’s administrative, economic and financial situation) at the Bank’s discretion there is any type of danger for the credit or any other guarantees;

e) it appears that the situations, data and accounts shown or declared by the Company to the Bank, at the time of the issuing of the loan or subsequently, are not true;

f) the claim to the sums paid for whatever reason on behalf of the Company is prevented by the law;

g) from the periodic financial and economic data for the Company it appear that the  parameters and obligations in article 5 letter f are not respected;

h) the Company is in breach of even one of the obligations in article 5 above.

In these cases the Bank will have the right to demand the immediate repayment of all its receivables and to act without the need for any prior formality in the manner and with the procedures that it deems most suitable.

Any guarantees that have been acquired will remain in place in any case.

Art 7 – commission and expenses

The following commissions and expenses will be applied to the loan:

a) Organisation/Issuing commission: 1.00 % flat on the Reference Sum (payment at time of issuing), equal to Euro 15,000.00 = (fifteen thousand=);

b) Investigation costs: 0.50 % flat on the Reference Sum (payment at time of issuing), equal to Euro 7,500.00 = (seven thousand five-hundred=);

c) Waiver Fee: Euro 5,000.00 = (five thousand=) flat for each Waiver.

The charges relating to the loan during its entire duration will be paid by the Company in the measure specified in the attached Summary Document.

Art 8 – Unilateral modification of the economic conditions

If a valid reason exists the Bank may modify – including in a manner that is unfavourable to the Company – the commissions and charges that are to be paid during the entire duration of the loan and which are shown in the attached “Summary document”, providing notice to the Company with an advance warning of thirty days.

The notice which must contain in a highlighted manner the wording “Proposal for the unilateral modification of the contract” is validly made in a written form. Alternatively, and as agreed with the Company, the notice can be made via another durable support using distance communication techniques.

The Company specifically approves - in accordance with art 117 fifth paragraph of the Banking Consolidation Act – this faculty for the Bank.

If the Company does not withdraw from the contract within sixty days, the modification is understood to be approved. The withdrawal will not be charged and at the time the relationship is resolved the lender has the right to have the previous conditions applied.

The above conditions are governed by art. 118 of Legislative Decree 385/1993. In the case of the variation of the law referred to in the present article the rules that are in force instead of it will be applied.

Art 9. – Advanced repayment

The Company, as well as its successors or assigns, have the faculty to repay in advance all or part of the loan, the capital loan plus interest – including any late payment interest – on condition that:

a) the arrears that were due for whatever reason have been paid, any legal expenses documented, including those for court proceedings, that were sustained by the Bank in relation to appointments granted for the recovery of unpaid receivables and any other sum owed to the Bank;

b) an all-inclusive commission is paid equal to 1.00% of the capital that is repaid in advance.

For example

Capita repaid in advance Euro 1,000.00 = (one thousand=) and commission of 1.00%

Euro1,000.00= x 1.00%     =   Euro 10.00

100

Art 10 – Allocation of payments

The Bank may allocate any sum paid to it by the Company, or on its behalf, with preference, to the payment of the expenses and charges of any nature, including also non-claimable expenses for court proceedings, as well as anything else that was paid by the Bank on behalf of the Company, then for the payment of the late payment interest and the arrears and finally for the payment of the standard interest and capital, unless a different order is decided.

Art 11 – Payments made by third parties

The Bank will have the right to refuse payments made by third parties in its name.

Art 12 – Transfer

The Company cannot transfer any part of the loan without the Bank’s express authorisation.

Art 13 – Domicile

For all legal effects the bank elects as its domicile the Treviglio premises – Bergamo branch.

The Company (and any guarantors) elect theirs in Rome Via Federico Zuccari n. 4, or if not specified here, at the Town Hall of Rome; at the above elected domicile or at the Company’s real address the Bank may make all notifications including those relating to enforcement proceedings.

Art 14 – Bank’s non involvement in relations between the Company and third parties

Unless it explicitly declares otherwise, the Bank must always be considered extraneous to the relations between the Company and third parties and as such the latter may not advance any right or claim towards it.

Art 15 – Complaints

If a dispute should arise between the Client and the Bank in relation to the interpretation and application of the present contract the Client – before referring to the ordinary legal channels – has the right to use the instruments for the resolution of disputes envisaged below.

The Client can present a complaint to the Bank by registered letter with return receipt, by telefax to UniCredit Corporate Banking SpA – Direzione Generale – Ufficio Reclami, Via Garibaldi 1, 37121 Verona – fax 045 8679766. The Bank must respond within 30 days from receipt of the complaint.

If the Client is not satisfied or has not received any response it can refer the matter to the Banking Mediator (“Arbitro Bancario Finanziario”). For details on how to contact the Mediator please consult the site www.arbitrobancariofinanziario.it, ask at branches of the Bank of Italy, or ask the Bank. The possibility for the Client and Bank to refer to the ordinary legal channels remains unprejudiced.

The Client can – independently or jointly with the Bank –activate a conciliation procedure to try to reach an agreement. This attempt will be made at the Banking Conciliation Body (“Organismo Conciliazione Bancaria”) set up by the “Conciliatore Bancario Finanziario” – association for the resolution of banking, financial and corporate disputes – ADR (www.conciliatorebancario.it). The possibility to refer to the ordinary legal channels remains unprejudiced if an agreement is not reached during the conciliation procedure.

Art 16 – Competent court

For any dispute that may arise in relation to the present contract, the competent court for the actions promoted by the Client (and its guarantors) is exclusively that of the legal headquarters of the Bank – i.e. Verona. The Bank, on the other hand, will have the right to act against the Client (and its guarantors), at its discretion, in any of the courts envisaged by the law or in the court that falls within the jurisdiction of the branch where the loan contract was established.

Art 17 – Final details

All of the obligations deriving from the present contract are taken on by the Company even on behalf of its successors or assigns with the restrictions of solidarity and indivisibility.

The present deed and the respective formalities are discounted from the procedures envisaged by art 15 and following of D.P.R. n. 601 of the 29th September 1973 (exemption from registration fee, stamp duty, mortgage and cadastral duties and taxes on governmental concessions, in place of which the Bank pays a substitute tax on the overall sum of the loans issued in each financial year).

As well as the sum of the substitute tax due to the Bank and withheld by the latter on the sum issued, in the measure in force at the moment the sum is issued, the party commits to paying to the Bank any increases of this tax which, for subsequent legal conditions, the Bank was required to pay in relation to the present deed.

We ask that you express your approval of the above with the acceptance of the present conditions and agreements.

Yours sincerely,

Unicredit Corporate Banking SpA

Treviglio premises – Bergamo branch

UniCredit

Corporate Banking

Summary document n. ML003	Date 7/04/2010

Regulations for the transparency of banking and financial transactions and services in accordance with articles 115 and following of the Banking Consolidation Act

Summary Document

UNSECURED VARAIBALE/FIXED RATE LOANCURRENT ACCOUNT OVERDRAFTS

ECONOMIC CONDITIONS

TAEG (annual percentage rate)	3.86206%

Conditions

Sum	Euro 1,500,000 (one-million five hundred thousand) issued as lump sum

Duration	36 months

Nominal annual interest rate	2.90% (initial rate, variable quarterly)

Indexation parameter	Euribor 3 months base 365 (variable rate)

Spread	2.25%

Pre-amortisation interest rate	2.90%

Late payment interest rate	2.00% more than rate in force

Organisation/Issuing commission	1.00% flat on sum (Euro 15,000.00 paid on issuing)

Investigation commission	0.50% flat on sum (Euro 7,500.00 paid on issuing)

Waiver Fee	Euro 5,000.00 for each Waiver/renegotiation

Penalty for partial advance repayment (on the sum of the capital repaid in advance, due even in the case of termination)	1.00%

Penalty for total advance repayment (on the sum of the capital repaid in advance, due even in the case of termination)	1.00%

Commission on instalment	Euro 3.00

Receipt expenses	Euro 2.00

Expenses sending expiry notice	Euro 2.00

Expenses sending of receipt	Euro 3.00

Expenses for release of fiscal certification	Euro 15.00

Expenses issuing legal correspondence, per item of correspondence	Euro 3.00

1st and 2nd payment reminder	Euro 5.00

Expenses sending payment warning	Euro 10.00

Payment certification/declaration interest paid	Euro 15.00

Release of miscellaneous for client copy or general reproduction of documents	Minimum Euro 25.00, Maximum Euro 75.00

Commission for declaration of existence of credit/debt	Euro 75.00

Commission for waiving agreed loan	0.20% flat on sum (equal to Euro 3,000,000, after sending of letter granting loan)

Type of amortisation	French

Type of instalment	Quarterly

Frequency of instalment	Quarterly

OTHER EXPENSES

Substitute tax	0.25% of the sum of the loan issued

Attached: amortisation plan

Client signature

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